EXHIBIT 10.31

                                                                EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                         HEICO AEROSPACE HOLDINGS CORP.

                                       AND

                                HEICO CORPORATION

                                       AND

                              LUFTHANSA TECHNIK AG

                             DATED OCTOBER 30, 1997

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                                TABLE OF CONTENTS

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1.       DEFINITIONS..............................................................     1

2.       SALE AND TRANSFER OF SHARES; CLOSING.....................................     8
         2.1      Shares..........................................................     8
         2.2      Purchase Price..................................................     9
         2.3      Closing.........................................................     9
         2.4      Closing Obligations.............................................     9

3.       REPRESENTATIONS AND WARRANTIES
           OF SELLER AND HEICO....................................................    10
         3.1      Organization and Good Standing..................................    10
         3.2      Authority;  No Conflict.........................................    10
         3.3      Capitalization..................................................    11
         3.4      Financial Statements............................................    12
         3.5      SEC Documents...................................................    12
         3.6      No Undisclosed Liabilities or Material Adverse Change...........    13
         3.7      Legal Proceedings; Orders ......................................    13
         3.8      Absence of Certain Changes and Events...........................    15
         3.9      Insurance.......................................................    15
         3.10     Environmental Matters...........................................    16
         3.11     Labor Relations; Compliance.....................................    17
         3.12     Compliance with Laws and Permits................................    17
         3.13     Intellectual Property...........................................    17
         3.14     Disclosure......................................................    20
         3.15     Employee Benefit Matters........................................    20
         3.16     Relationships with Related Persons .............................    22
         3.17     Brokers or Finders..............................................    22

4.       REPRESENTATIONS AND WARRANTIES
           OF INVESTOR............................................................    22
         4.1      Organization and Good Standing..................................    22
         4.2      Authority;  No Conflict.........................................    22
         4.3      Certain Proceedings.............................................    23
         4.4      Brokers or Finders..............................................    23
         4.5      Investment Representation.......................................    23

5.       INDEMNIFICATION;  REMEDIES...............................................    24
         5.1      Survival;  Right to Indemnification Not Affected
                  by Knowledge....................................................    24
         5.2      Indemnification and Payment of Damages
                  by Seller and HEICO.............................................    24

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         5.3      Indemnification and Payment of Damages
                  by Investor.....................................................    25
         5.4      Limitations on Amount- HEICO....................................    26
         5.5      Limitations on Amount-Investor..................................    26
         5.6      Procedure for Indemnification-Third Party Claims................    26
         5.7      Procedure for Indemnification-Other Claims......................    27
         5.8      Attorneys' Fees.................................................    28

6.       GENERAL PROVISIONS.......................................................    28
         6.1      Expenses........................................................    28
         6.2      Public Announcements............................................    28
         6.3      Notices.........................................................    28
         6.4      Jurisdiction;  Service of Process...............................    29
         6.5      Further Assurances..............................................    30
         6.6      Waiver..........................................................    30
         6.7      Entire Agreement and Modification...............................    30
         6.8      Disclosure Letter...............................................    30
         6.9      Assignments, Successors, and
                  No Third-Party Rights...........................................    31
         6.10     Severability....................................................    31
         6.11     Section Headings, Construction..................................    31
         6.12     Governing Law...................................................    31
         6.13     Counterparts....................................................    31

EXHIBITS
         Exhibit 1         Disclosure Letter
         Exhibit 2         Public Announcement
         Exhibit 3         Other Matters

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                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is made as of October 30, 1997, by and among HEICO Aerospace Holdings Corp., a Florida corporation ("Seller"), HEICO Corporation, a Florida corporation ("HEICO") and Lufthansa Technik AG, a German corporation ("Investor").

                                    RECITALS

         Seller desires to sell, and Investor desires to purchase, two hundred
(200) shares representing twenty percent (20%) of the issued and outstanding shares of common stock ("Shares") of Seller for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"BREACH" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant or obligation.

"INVESTOR" -- as defined in the first paragraph of this Agreement.

"CLOSING" -- as defined in Section 2.3.

"CLOSING DATE" -- the date and time as of which the Closing actually takes place.

"CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement, including:

         (a) the sale of the Shares by Seller to Investor;

         (b) the execution and delivery of the Shareholders Agreement, the Research and Development Cooperation Agreement, and the Tax Allocation and Sharing Agreement;

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         (c) the performance by Investor and Seller and HEICO of their respective covenants and obligations under this Agreement; and

         (d) Investor's acquisition and ownership of the Shares.

"CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"DAMAGES" -- as defined in Section 5.2

"DISCLOSURE LETTER" -- the disclosure letter delivered by Seller and HEICO to Investor concurrently with the execution and delivery of this Agreement.

"ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES" -- any cost, damages, expense, liability, obligation or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

         (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

         (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

         (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

         (d) any other compliance, corrective investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal", "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, compensation, and Liability Act, 42 U.S.C. /section/9601 et seq., as amended ("CERCLA").

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"ENVIRONMENTAL LAW" -- any Legal requirement that requires or relates to:

         (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

         (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

         (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

         (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

         (e) protecting resources, species, or ecological amenities;

         (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

         (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

         (h) making responsible parties pay private parties, or groups of them for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"ENVIRONMENTAL PERMITS" -- refers to all permits, licenses, authorizations, certificates and approvals of governmental authorities relating to or required by Environmental Laws and necessary for the businesses of Seller or any Seller's Company, as currently conducted.

"EXCHANGE ACT" -- the Securities and Exchange Act of 1934 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"FACILITIES" -- any real property, leaseholds, or other interest currently or formerly owned or operated by any Seller's Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Seller's Company.

"FAA" -- the Federal Aviation Administration of the United States.

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"GAAP" -- generally accepted United states accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in section 3.4(b) were prepared.

"GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"GOVERNMENTAL BODY" -- any:

         (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

         (b) federal, state, local, municipal, foreign, or other government;

         (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

         (d) multi-national organization or body; or

         (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"HAZARDOUS ACTIVITY" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses and unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Seller's Companies.

"HAZARDOUS MATERIALS" -- includes any (i) "hazardous substance," "pollutants," or "contaminant" (as defined in Sections 101(14) and (33) of CERCLA or the regulations issued pursuant to Section 102 of CERCLA and found at 40 C.F.R. /section/302), including any element, compound, mixture, solution, or substance that is or may be designated pursuant to Section 102 of CERCLA; (ii) substance that is or may be designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended (33 U.S.C. /section//section/ 6901,
6921) ("RCRA") or having characteristics that may subsequently be considered under RCRA to constitute a hazardous waste; (iv) substance containing petroleum, as that term is defined in Section 9001(8) of RCRA; (v) toxic pollutant that is or may be listed under Section 307(a) of FWPCA; (vi) hazardous air pollutant that is or may be listed under section 112 of the Clean Air Act, as amended (42 U.S.C. /section//section/ 7401, 7412); (vii) imminently hazardous chemical substance or mixture with respect to which action has

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been or may be taken pursuant to Section 7 of the Toxic substances Control Act, as amended (15 U.S.C. /section//section/ 2601, 2606); (viii) source, special nuclear, or by-product material as defined by the Atomic Energy Act of 1954, as amended (42 U.S.C. /section/ 2011 et seq.); (ix) asbestos, asbestos-containing material, or urea formaldehyde or material that contains it; (x) waste oil and other petroleum products; and (xii) any other toxic materials, contaminants, or hazardous substances or wastes pursuant to any Environmental Law.

"INDEMNIFIED PERSONS" -- as defined in Section 5.2.

"INTELLECTUAL PROPERTY ASSETS" -- as defined in Section 3.13.

"INTERIM BALANCE SHEET" -- as defined in Section 3.4.

"KNOWLEDGE" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

         (a) such individual is actually aware of such fact or other matter; or

         (b) such individual as an officer or director of a public company should be aware of or should have knowledge of such fact or other matter under applicable U.S. federal securities laws.

"KNOWLEDGE OF SELLER, ANY SELLER'S COMPANY, AND HEICO" -- the Knowledge of Laurans Mendelson, Eric Mendelson, Victor Mendelson, Thomas Irwin or James Reum.

"LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"OCCUPATIONAL SAFETY AND HEALTH LAW" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

         (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; or

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         (b) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any individual or group of individuals exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in similar lines of business as such Person.

"ORGANIZATIONAL DOCUMENTS" -- the articles or certificate of incorporation and the bylaws of a corporation and any amendment to any of the foregoing.

"PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"PRE-CLOSING ENVIRONMENTAL LIABILITIES" -- (i) any conditions existing prior to the Closing Date on any property (whether real, personal, or mixed and whether tangible or intangible) owned, leased or operated by Seller, or any Seller's Company which violates an Environmental Law in effect on the Closing Date, (ii) a Release of a Hazardous Material on any property (whether real, personal, or mixed and whether tangible or intangible) owned, leased or operated by Seller, or any Seller's Company which violates an Environmental Law in effect on the Closing Date or any Release of a Hazardous Material wherever located which any of such parties may be held responsible, and (iii) any operation of the business by Seller or any Seller's Company prior to the Closing Date which violates an Environmental Law in effect on the Closing Date.

"PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"RELATED PERSON" -- with respect to a particular individual:

         (a) each other member of such individual's Family;

         (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

         (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

         (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

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         (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

         (b) any Person that holds a Material Interest in such specified Person;

         (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

         (d) any Person in which such specified Person holds a Material
Interest;

         (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

         (f) any Related Person of any individual described in clause (b) or
(c).

         For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding equity securities or equity interest in a Person.

"RELEASE" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

"REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"RESEARCH AND DEVELOPMENT COOPERATION AGREEMENT" -- the research and development cooperation agreement by and between the Seller and Investor of even date herewith.

"SECURITIES ACT" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"SELLER'S COMPANIES" -- the Seller and its Subsidiaries, collectively.

"SHAREHOLDERS AGREEMENT" -- the shareholders agreement by and between Seller, Investor and HEICO of even date herewith.

"SHARES" -- as defined in the Recitals of this Agreement.

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"SUBSIDIARY" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interest having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Seller.

"TAX" -- (and, with correlative meaning, "Taxes" and "Taxable") means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding on amounts paid, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (hereinafter a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign).

"TAX ALLOCATION AND SHARING AGREEMENT" -- the tax allocation and sharing agreement by and between the HEICO and Seller of even date herewith.

"TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information file with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"THREATENED" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would require a Person to make a disclosure under U.S. federal securities laws.

2.       SALE AND TRANSFER OF SHARES;  CLOSING

2.1      SHARES

Subject to the terms and conditions of this Agreement, at the Closing, Seller will issue and sell the Shares to Investor, and Investor will purchase the Shares from Seller.

2.2      PURCHASE PRICE

The purchase price (the "Purchase Price") for the Shares will be $10,000,000.

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2.3      CLOSING

The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Investor's counsel at Barnett Tower, Suite 1600, 701 Brickell Ave., Miami, Florida 33131, at 4:30 p.m. (local time) on October 30, 1997 or at such other time and place as the parties may agree, and will be effective as of the close of business on October 31, 1997.

2.4      CLOSING OBLIGATIONS

At the Closing:

         (a)      Seller and HEICO will deliver to Investor:

                  (i) certificates representing the Shares;

                  (ii) the Shareholders Agreement, duly executed by Seller and HEICO;

                  (iii) the Research and Development Cooperation Agreement, duly executed by the Seller;

                  (iv) the Tax Allocation and Sharing Agreement, duly executed by Seller and HEICO;

                  (v) an opinion letter from Seller's and HEICO's counsel in a form reasonably acceptable to Investor; and

                  (vi) a certified copy of the amended Articles of Incorporation of Seller reflecting Investor's preemptive rights;

         (b) Investor will deliver to Seller:

                  (i) the Purchase Price by wire transfer to accounts specified by Seller or by any other means mutually agreed to by Seller and Investor;

                  (ii) the Shareholders Agreement duly executed by Investor;

                  (iii) the Research and Development Cooperation Agreement, duly executed by Investor; and

                  (iv) an opinion letter from counsel of Investor (that may rely on issues of German law on an opinion from Investor's in-house counsel) in a form reasonably acceptable to Seller and HEICO.

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3.       REPRESENTATIONS AND WARRANTIES OF SELLER AND HEICO

Seller and HEICO represent and warrant to Investor as follows, provided however, none of the following representations and warranties are made with respect to the business or assets of Northwings:

3.1      ORGANIZATIONS AND GOOD STANDING

         (a) The Seller, HEICO and each Seller's Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Seller's or Seller's Companies' Contracts. The Seller, HEICO and each Seller's Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

         (b) Seller or HEICO has made available to Investor copies of the Organizational Documents of each Seller's Company, as currently in effect.

3.2      AUTHORITY; NO CONFLICT

         (a) This Agreement constitutes the legal, valid, and binding obligation of Seller and HEICO, enforceable against Seller and HEICO in accordance with its terms. Upon the execution and delivery by Seller and HEICO of the Shareholders Agreement, the Research and Development Cooperation Agreement and the Tax Allocation and Sharing Agreement (collectively, the "Seller's Closing Documents"), the Seller's Closing Documents will constitute the legal, valid, and binding obligations of Seller and HEICO, as may be applicable, enforceable against Seller and HEICO, as may be applicable, in accordance with their respective terms. Seller and HEICO have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller's Closing Documents and to perform its obligations under this Agreement and the Seller's Closing Documents.

         (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Seller's Companies, or (B) any resolution adopted by the board of directors or the stockholders of any Seller's Company;

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                  (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller, any Seller's Company or HEICO or any of the assets owned or used by any Seller's Company, may be subject;

                  (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Seller's Company or that otherwise relates to the business of, or any of the assets owned or used by, any Seller's Company;

                  (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any applicable contract; or

                  (v) result in the imposition or creation of any encumbrance upon or with respect to any of the assets owned or used by any Seller's Company.

Except as set forth in Part 3.2 of the Disclosure Letter, neither the Seller, HEICO or any Seller's Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3      CAPITALIZATION

The authorized equity securities of the Seller consist of 10,000 shares of common stock, par value $0.01 per share, of which 800 shares are issued and outstanding. The Shares, upon consummation of the Contemplated Transactions shall constitute twenty percent (20%) of the issued and outstanding equity securities of the Seller. HEICO is and will be on the Closing Date the record and beneficial owner and holder of all the other equity securities of the Seller, free and clear of all encumbrances except for the lien of that certain credit facility with SunTrust Bank, N.A. All of the outstanding equity securities and other securities of each Seller's Company are owned of record and beneficially by one or more of the Seller's Companies, free and clear of all encumbrances except for the lien of that certain credit facility with SunTrust Bank, N.A. No legend or other reference to any purported encumbrance appears upon any certificate representing equity securities of any Seller's Company other than legends required by applicable securities laws. All of the outstanding equity securities of each Seller's Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Seller's Company. None of the outstanding equity securities or other securities of any Seller's Company was issued in violation of the Securities Act or any other Legal Requirement.

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No Seller's Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Seller's Companies) or any direct or indirect equity or ownership interest in any other business in excess of ten percent (10%) of the total equity of any such business.

3.4      FINANCIAL STATEMENTS

Seller or HEICO has made available to Investor: (a) unaudited balance sheets of the Seller's Companies as at October 31, 1996 and the related unaudited statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, and (b) an unaudited balance sheet of the Seller's Companies as at July 31, 1997 (the "Interim Balance Sheet") and the related unaudited statements of income, changes in stockholders' equity, and cash flow for the nine (9) months then ended. Such financial statements fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Seller's Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes and deferred taxes; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Seller's Companies are required by GAAP to be included in the consolidated financial statements of the Seller.

3.5      SEC DOCUMENTS.

HEICO has filed all required reports, schedules, forms, statements and other documents required to be filed under the Exchange Act with the SEC since January 1, 1995 (the "HEICO SEC Documents"). As of their respective dates, the HEICO SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such HEICO SEC Documents. Except to the extent that information contained in any HEICO SEC Document has been revised or superseded by a later-filed HEICO SEC Document, filed and publicly available prior to the date of this Agreement, none of the HEICO SEC Documents contained when filed any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of HEICO included in the HEICO SEC Documents complied as of their respective dates of filing with the SEC as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of HEICO as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit

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adjustments). The representations and warranties set forth in this Section
3.5 shall not apply to any noncompliance, nonfilings, misstatements, omissions or failures to present fairly or conform to generally accepted accounting principles, which would not, individually or in the aggregate, have a material adverse effect on HEICO. Except as set forth in the HEICO SEC Documents, and except for liabilities and obligations incurred in the Ordinary Course of Business, to the Knowledge of Seller, any Seller's Company and HEICO, HEICO has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a balance sheet of HEICO or in the notes thereto which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on HEICO. Notwithstanding anything to the contrary contained in this Agreement, neither HEICO nor Seller shall have any responsibility for the breach of this Section 3.5 unless such breach relates to the financial statements, assets or liabilities of Seller's Companies.

3.6      NO UNDISCLOSED LIABILITIES OR MATERIAL ADVERSE CHANGE

Except for the Northwings Accessories Corp., a Florida corporation ("Northwings") acquisition by Seller, since the date of the Interim Balance Sheet, to the Knowledge of Seller, any Seller's Company and HEICO, there has not been any material adverse change in the business, operations, properties, assets or condition of any Seller's Companies taken as a whole, and to the Knowledge of Seller, any Seller's Company and HEICO, no event has occurred or circumstance exists that may result in such a material adverse change.

Except as set forth in Part 3.6 of the Disclosure Letter, to the Knowledge of Seller, any Seller's Company and HEICO, the Seller's Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Interim Balance Sheet and liabilities and obligations incurred in the Ordinary Course of Business since the respective dates thereof. The liabilities or obligations referred to in this paragraph include, but are not limited to, any liability for or with respect to any Taxes which were incurred or suffered by any Seller's Company during any Tax period (or portion thereof) up to and including the Closing Date including without limitation Taxes that are owed as a result of any dividends which are declared before the Closing Date but paid after the Closing Date.

3.7      LEGAL PROCEEDINGS; ORDERS

         (a) Except as set forth in Part 3.7 of the Disclosure Letter, there is no pending Proceeding:

                  (i) that has been commenced by or against any Seller's Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Seller's Company; or

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                  (ii) that challenges, or that may have the effect of
         preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller, any Seller's Company and HEICO, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that is likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller or on Seller's behalf, has made available to Investor copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.7 of the Disclosure Letter. The Proceedings listed in Part 3.7 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets or financial condition of any Seller's Company.

         (b) Except as set forth in Part 3.7 of the Disclosure Letter:

                  (i) there is no Order to which any of the Seller's
         Companies, or any of the assets owned or used by any Seller's Company, is subject that prohibits or prevents Seller's Companies from conducting its business in the Ordinary Course of Business;

                  (ii) neither Seller or HEICO is subject to any Order that relates to the business of, or any of the assets owned or used by, any Seller's Company that prohibits or prevents Seller's Companies from conducting its business in the Ordinary Course of Business; and

                  (iii) to the Knowledge of Seller, any Seller's Company and HEICO, no officer, director, agent, or employee of any Seller's Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Seller's Company in the Ordinary Course of Business.

         (c) Except as set forth in Part 3.7 of the Disclosure Letter:

                  (i) each Seller's Company is, and has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                  (ii) to the Knowledge of Seller, any Seller's Company and HEICO, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Seller's Company, or any of the assets owned or used by any Seller's Company, is subject; and

                  (iii) no Seller's Company has received any notice or other communication (whether oral or written) from any Governmental Body or any

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         other Person regarding any actual, alleged, possible, or
         potential violation of, or failure to comply with, any term or requirement of any Order to which any Seller's Company, or any of the assets owned or used by any Seller's Company, is or has been subject.

3.8      ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Part 3.8 of the Disclosure Letter, since the date of the Interim Balance Sheet, the Seller's Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

         (a) change in any Seller's Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Seller's Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Seller's Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock other than that certain dividend in the amount of ten million U.S. Dollars (US$ 10,000,000) previously declared;

         (b) amendment to the Organizational Documents of any Seller's Company;

         (c) except for the Northwings acquisition, purchase, sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any assets or property of any Seller's Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material assets or property of any Seller's Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets; and

         (d) payment or increase by any Seller's Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee.

3.9      INSURANCE

Part 3.9 of the Disclosure Letter contains a complete and accurate list of all policies of liability insurance to which Seller or any Seller's Company is a party or that provide coverage to Seller, any Seller's Company, or any director or officer of a Seller's Company.

3.10     ENVIRONMENTAL MATTERS

Except as set forth in Part 3.10 of the Disclosure Letter:

         (a) No notice, demand, summons, or similar request for information, or complaint or Order has been issued or served on Seller or any Seller's Company and, to the Knowledge of Seller, any Seller's Company and HEICO, no penalty has been assessed,

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no investigation or review is pending, or is Threatened, against any of them, and to the Knowledge of Seller, any Seller's Company and HEICO, no Environmental, Health, and Safety Liabilities exist with respect to (i) any alleged violation of any Environmental Law, (ii) any alleged failure to have any Environmental Permit, (iii) any Hazardous Activity, or (iv) any Release of Hazardous Materials.

         (b) To the Knowledge of Seller, any Seller's Company and HEICO, no underground storage tank for Hazardous Materials is present at any real property owned, leased or otherwise operated by Seller or any Seller's Company, currently or (i) during the three (3) year period prior to the date of this Agreement for leased or operated real property, or (b) during the five (5) year period prior to the date of this Agreement for owned real property.

         (c) To the Knowledge of Seller, any Seller's Company and HEICO, there are no Pre-Closing Environmental Liabilities that have had or are likely to have a material adverse effect on the business, financial condition, results of operations or prospects of Seller, or any Seller's Company.

         (d) To the Knowledge of Seller, any Seller's Company and HEICO, no Hazardous Material has been Released by Seller or any Seller's Company at or under any (i) owned real property, leased real property or other real property during the period which Seller or any Seller's Company owned, leased or otherwise operated such property. To the Knowledge of Seller, any Seller's Company and HEICO, all Hazardous Materials used in the business of Seller or any Seller's Company have been reported in accordance with all applicable legal requirements.

         (e) To the Knowledge of Seller, any Seller's Company and HEICO, no owned, leased or operated real property has directly or indirectly transported or arranged for the transportation of any Hazardous Materials in violation of any Environmental Law listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign site lists requiring investigation or clean-up.

         (f) To the Knowledge of Seller, any Seller's Company and HEICO, there are no liens under any Environmental Laws on any owned real property, leased real property or other real property and no governmental actions have or are in the process of being taken that could subject such real property to such liens.

         (g) There has been no environmental investigation, study, audit test, review or other analysis conducted within the last two (2) years on any owned real property, leased real property or other real property of Seller or any Seller's Company that has not been delivered or made available to Investor.

3.11     LABOR RELATIONS; COMPLIANCE

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No Seller's Company has been or is a party to any collective bargaining or other labor Contract and there has not been, there is not presently pending or existing, and to the Knowledge of Seller, any Seller's Company and HEICO, there is not Threatened, any strike, slowdown, picketing, work stoppage.

3.12     COMPLIANCE WITH LAWS AND PERMITS

To the Knowledge of Seller, any Seller's Company and HEICO, the business of the Seller's Companies is being conducted in compliance with all applicable Legal Requirements, including without limitation, applicable Environmental Laws and the rules and regulations promulgated by the FAA. No notice of any default, violation or non-compliance of any Legal Requirement relating to any Seller's Company has been received by Seller, any Seller's Company and HEICO within the last two (2) years and, to the Knowledge of Seller, any Seller's Company and HEICO, no notice of any default, violation or non-compliance of any Legal Requirement relating to any Seller's Company has been received by Seller, any Seller's Company and HEICO prior to the two (2) year period mentioned above. To the Knowledge of Seller, any Seller's Company and HEICO, all reengineering processes used by Seller, any Seller's Company or any of their Affiliates for designing, manufacturing and testing any and all parts comply with all applicable Legal Requirements, including without limitation, applicable patent, copyright and other laws relating to intellectual property and the rules and regulations promulgated by the FAA. To the Knowledge of Seller, any Seller's Company and HEICO, any and all parts, spare or replacement parts, or other items produced by any Seller's Company or any of their Affiliates are designed, manufactured and tested consistent with such reengineering processes.

To the Knowledge of Seller, any Seller's Company and HEICO, Seller and the Seller's Companies possess all material permits including, without limitation, licenses and other authorizations required to conduct their business, including all appropriate FAA certificates, and all such permits are valid, current and in full force and effect.

3.13     INTELLECTUAL PROPERTY

         (a) INTELLECTUAL PROPERTY ASSETS --The term "Intellectual Property Assets" includes:

                  (i) the name HEICO Aerospace Holdings Corporation, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                  (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

                  (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights"); and

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                  (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively "Trade Secrets"); owned, used, or licensed by any Seller's Company as licensee or licensor.

         (b)      KNOW-HOW NECESSARY FOR THE BUSINESS

                  (i) To the Knowledge of Seller, any Seller's Company and HEICO, the Intellectual Property Assets are all those necessary for the operation of the Seller's Companies' businesses as they are currently conducted. To the Knowledge of Seller, any Seller's Company and HEICO, one or more of the Seller's Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                  (ii) To the Knowledge of Seller, any Seller's Company and HEICO, no employee of any Seller's Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Seller's Companies.

         (c)      PATENTS

                  (i) To the Knowledge of Seller, any Seller's Company and HEICO, all of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and profits of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                  (ii) To the Knowledge of Seller, any Seller's Company and HEICO, no Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the Knowledge of Seller, any Seller's Company and HEICO, there is no potentially interfering patent or patent application of any third party.

                  (iii) To the Knowledge of Seller, any Seller's Company and HEICO, no Patent is infringed or, has been challenged or threatened in any way except as claimed in the litigation set forth in Part 3.7 of the Disclosure Letter. To the Knowledge of Seller, any Seller's Company and HEICO, none of the products manufactured and sold, nor any process or know-how used, by any Seller's Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

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                  (iv) To the Knowledge of Seller, any Seller's Company and
         HEICO, all products made, used, or sold under the Patents have been marked with the proper patent notice.

         (d)      Trademarks

                  (i) To the Knowledge of Seller, any Seller's Company and HEICO all Marks that have been registered with the United states Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                  (ii) To the Knowledge of Seller, any Seller's Company and HEICO, no Mark is now involved in any opposition, invalidation, or cancellation and, no such action its Threatened with respect to any of the Marks.

                  (iii) To the Knowledge of Seller, any Seller's Company and HEICO, there is no potentially interfering trademark or trademark application of any third party.

                  (iv) To the Knowledge of Seller, any Seller's Company and HEICO, no Mark is infringed or threatened in any way. To the Knowledge of Seller, any Seller's Company and HEICO, none of the Marks used by any Seller's Company infringes or is now alleged to infringe any trade name, trademark, or service mark of any third party.

         (e)      Copyrights

                  (i) To the Knowledge of Seller, any Seller's Company and HEICO, all the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

                  (ii) To the Knowledge of Seller, any Seller's Company and HEICO, no Copyright is infringed or, has been challenged or threatened in any way. To the Knowledge of Seller, any Seller's Company and HEICO, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

         (f)      TRADE SECRETS

                  (i) To the Knowledge of Seller, any Seller's Company and HEICO, with respect to each Trade Secret, the documentation relating to such Trade

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         Secret is current, accurate, and sufficient in detail and
         content to identify and explain it and to allow its full and proper use.

                  (ii) To the Knowledge of Seller, any Seller's Company and HEICO, Seller, HEICO and the Seller's Companies have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                  (iii) To the Knowledge of Seller, any Seller's Company and HEICO, one or more of the Seller's Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of Seller, any Seller's Company and HEICO, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Seller's Companies) or to the detriment of the Seller's Companies. To the Knowledge of Seller, any Seller's Company and HEICO, and any of their Affiliates, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way except as claimed in the litigation set forth in Part 3.7 of the Disclosure Letter.

3.14     DISCLOSURE

No representation or warranty of Seller or HEICO in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

3.15     EMPLOYEE BENEFIT MATTERS

         (a) No unwritten amendment exists with respect to any Employee Benefit Plan of the Seller or any Seller's Company. For purposes of this Agreement an "Employee Benefit Plan" means each employee benefit plan, as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         (b) To the Knowledge of Seller, any Seller's Company and HEICO, each Employee Benefit Plan of the Seller or any Seller's Company has been administered and maintained in compliance with all laws, rules and regulations, except for such noncompliance that would not have a material adverse effect on the Seller or any Seller's Company. To the Knowledge of Seller, any Seller's Company and HEICO, no Employee Benefit Plans of the Seller or any Seller's Company is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency. No prohibited transactions (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code")) have occurred with respect to any Employee Benefit Plan of the Seller or any Seller's Company. No pending or, to the Knowledge of Seller, any Seller's Company and HEICO, Threatened, claims, suits or other proceedings exist with respect to any

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Employee Benefit Plan of the Seller or any Seller's Company other than normal benefit claims filed by participants or beneficiaries.

         (c) Except as disclosed in Part 3.15 of the Disclosure Letter, to the Knowledge of Seller, any Seller's Company and HEICO, no accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan of Seller or any Seller's Company or any plan sponsored by any member of a "controlled group" (as defined in Section 414(b) of the Code ("Controlled Group"). With respect to each Employee Benefit Plan of Seller or any Seller's Company subject to Title IV of ERISA, to the Knowledge of Seller, any Seller's Company and HEICO, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan of Seller or any Seller's Company described in
Section 501(c)(9) of the Code, to the Knowledge of Seller, any Seller's Company and HEICO, the assets of each such plan are at least equal in value to the present value of accrued benefits as of the date hereof. To the Knowledge of Seller, any Seller's Company and HEICO, neither the Seller or any Seller's Company or any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan of Seller or any Seller's Company under applicable provisions of the Code or ERISA. To the Knowledge of Seller, any Seller's Company and HEICO, neither the Seller or any Seller's Company nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA.

         (d) To the Knowledge of Seller, any Seller's Company and HEICO, no reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan of Seller or any Seller's Company subject to the requirements of Title IV of ERISA.

         (e) To the Knowledge of Seller, any Seller's Company and HEICO, neither the Seller or any Seller's Company has any obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired from employment with the Seller or any Seller's Company.

3.16     RELATIONSHIPS WITH RELATED PERSONS

Neither Seller, HEICO or any Related Person of Seller, HEICO or of any Seller's Company has any material interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Seller's Companies' businesses except with respect to the ownership of the building which Northwings leases as its premises. Neither Seller, HEICO or any Related Person of Seller, HEICO or of any Seller's Company owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Seller's Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Seller's Companies

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at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with any Seller's Company with respect to any line of the products or services of such Seller's Company (a "Competing Business") in any market presently served by such Seller's Company.

3.17     BROKERS OR FINDERS

Seller, HEICO and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

4.       REPRESENTATIONS AND WARRANTIES OF INVESTOR

4.1      ORGANIZATION AND GOOD STANDING

Investor is a corporation duly organized, validly existing, and in good standing under the laws of the Federal Republic of Germany.

4.2      AUTHORITY; NO CONFLICT

         (a) This Agreement constitutes the legal, valid, and binding obligation of Investor, enforceable against Investor in accordance with its terms. Upon the execution and delivery by Investor of the Shareholders Agreement and the Research and Development Cooperation Agreement (collectively, the "Investor's Closing Documents"), the Investor's Closing Documents will constitute the legal, valid, and binding obligations of Investor, enforceable against Investor in accordance with their respective terms. Investor has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Investor's Closing Documents and to perform its obligations under this Agreement and the Investor's Closing Documents.

         (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Investor nor the consummation or performance of any of the Contemplated Transactions by Investor will give any Person the right to present, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  (i) any provision of Investor's Organizational Documents;

                  (ii) any resolution adopted by the board of directors or the stockholders of Investor;

                  (iii) any Legal Requirements or Order to which Investor may be subject; or

                  (iv) any Contract to which Investor is a party or by which Investor may be bound.

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Except as set forth in Schedule 4.2, Investor is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3      CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Investor and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Investor's Knowledge, no such Proceeding has been Threatened.

4.4      BROKERS OR FINDERS

Investor and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller and HEICO harmless from any such payment alleged to be due by or through Investor as a result of the action of Investor or its officers or agents.

4.5      INVESTMENT REPRESENTATION

         (a) The Investor understands and acknowledges that (i) the Shares have not been registered under the Securities Act or any applicable Blue Sky Laws in reliance upon exemptions provided thereunder and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to applicable Blue Sky Laws and regulations and (ii) the representations and warranties contained herein are being relied upon by the Seller as a basis for the exemption of the offer and sale of the Shares to the Investor under the registration requirements of the Securities Act and any applicable Blue Sky Laws. The Investor acknowledges that the stock certificate for the Shares shall bear a restrictive legend as required by applicable U.S. federal securities laws. The Investor is acquiring the Shares for the Investor's own account, and not as a nominee for any other party for the purpose of investment and not with a view to, or for sale in connection with, any "distribution," as such term is defined in Rule 501 of Regulation D under the Securities Act. The Investor has had the opportunity to review the books and records of the Seller and has been furnished or provided access to such relevant information that the Investor has requested. The Investor is knowledgeable, sophisticated and experienced in business and financial matters of the type contemplated hereby and is able to bear the economic risks inherent in its investment in the Seller.

         (b) The Investor is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act. The Investor has not been organized for the purpose of acquiring the Shares.

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         (c) The Investor has considered the risks associated with an investment in the Shares and has had the opportunity to ask questions of and receive answers from the officers of the Seller about an investment in the Shares and the business and financial condition of the Seller sufficient to enable it to evaluate the risks and merits of its investment in the Seller.

5.       INDEMNIFICATION; REMEDIES

5.1      SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, and any other certificate or document delivered pursuant to this Agreement will survive the Closing for a period of eighteen (18) months, except for the representations and warranties contained in Sections 3.2, 3.3 and 4.2, and in Exhibit 3, which shall survive indefinitely, and the representations and warranties contained in Section 3.10, which shall survive for the applicable statute of limitations periods. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time by Investor, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

5.2      INDEMNIFICATION AND PAYMENT OF DAMAGES BY HEICO

HEICO will indemnify and hold harmless Investor and their respective representatives, stockholders, controlling persons, and affiliates (collectively, the "Investor Indemnified Persons") for, and will pay to the Indemnified Persons based on their ownership of Seller the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including (i) costs of investigation and defense and reasonable attorneys' fees, and (ii) costs of cleanup, containment, or other remediation with respect to the representation and warranty made in Section 3.10 but (iii) net of recoveries and all reserves on the books of the Seller's Companies on the date of this Agreement) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

         (a) any Breach of any representation or warranty made by Seller or HEICO in this Agreement, the Disclosure Letter, or any other certificate or document delivered by Seller or HEICO pursuant to this Agreement; and.

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         (b) any Breach by Seller or HEICO of any covenant or obligation of same in this Agreement.

By way of illustration, (i) if Seller incurs $2,000,000 in Damages under this
Section 5.2, HEICO shall pay $300,000 to Investor if Investor owns twenty percent (20%) of the issued and outstanding shares of common stock of Seller and
(ii) if Seller incurs $2,000,000 in Damages under this Section 5.2, HEICO shall pay $150,000 to Investor if Investor owns ten percent (10%) of the issued and outstanding shares of common stock of Seller.

The remedies provided in this Section 5.2 will be the exclusive remedies that will be available to Investor or the other Investor Indemnified Persons pursuant to this Agreement.

Notwithstanding the foregoing, the parties have agreed to the terms and conditions set forth in Exhibit 3 hereof with respect to Prior Litigation (as defined hereinafter in Exhibit 3).

5.3      INDEMNIFICATION AND PAYMENT OF DAMAGES BY INVESTOR

Investor will indemnify and hold harmless Seller and HEICO, and will pay to Seller, HEICO and their respective representatives, stockholders, controlling persons and Affiliates ("Seller Indemnified Persons") the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Investor in this Agreement or in any certificate delivered by Investor pursuant to this Agreement, and (b) any Breach by Investor of any covenant or obligation of Investor in this Agreement.

The remedies provided in this Section 5.3 will be the exclusive remedies that will be available to Seller and HEICO or the Seller Indemnified Persons pursuant to this Agreement.

5.4      LIMITATIONS ON AMOUNT - HEICO

HEICO will have no liability (for indemnification or otherwise) with respect to the matters described until the total of all Damages with respect to such matters exceeds $500,000, and then only for the amount by which such Damages exceed $500,000 except with respect to Damages directly or indirectly incurred by Investor arising from the Prior Litigation for which such indemnification shall be exclusively governed by, except for the limitation provided in the next paragraph of this Section 5.4, the terms and conditions set forth in Exhibit 3. However, this Section 5.4 will not apply to any intentional Breach by Seller or HEICO of any covenant or obligation, and HEICO will be liable for all Damages with respect to such Breaches.

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The indemnification obligations of HEICO under this Agreement, including those in Exhibit 3, may not exceed the Purchase Price.

5.5      LIMITATIONS ON AMOUNT - INVESTOR

Investor will have no liability (for indemnification or otherwise) with respect to the matters described in Section 5.3 until the total of all Damages with respect to such matters exceeds $500,000, and then only for the amount by which such Damages exceed $500,000. However, this Section 5.5 will not apply to any intentional Breach by Investor of any covenant or obligation, and Investor will be liable for all Damages with respect to such Breaches.

The indemnification obligations of Investor under this Agreement may not exceed $2,000,000.

5.6      PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS

         (a) Promptly after receipt by an indemnified party under Section 5.2 or
5.3 of notice of the commencement of any Proceeding against it, such indemnified party (Investor Indemnified Persons or Seller Indemnified Persons, as the case may be) will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

         (b) If any Proceeding referred to in Section 5.6(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 5 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii)

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no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten
(10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         (d) The parties to this Agreement hereby consent to the exclusive jurisdiction of the courts identified in Section 6.4 hereof.

5.7      PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

5.8      ATTORNEYS' FEES

If any action is taken to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to its reasonable costs and expenses, including attorneys' fees from the non-prevailing party, in addition to any other relief to which that party may be entitled.

6.       GENERAL PROVISIONS

6.1      EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Seller and HEICO will

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cause the Seller's Companies not to incur any out-of-pocket expenses in connection with this Agreement.

6.2      PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Investor and Seller shall mutually agree, subject to the parties' obligations under applicable U.S. laws, as attached hereto as Exhibit 2. Seller, HEICO and Investor will consult with each other concerning the means by which the Seller's Companies' employees, customers, and suppliers and others having dealings with the Seller's Companies will be informed of the Contemplated Transactions, and Investor will have the right to be present for any such communication.

6.3      NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addressees and telecopier numbers as a party may designate by notice to the other parties):

         Seller:                       HEICO Aerospace Holdings Corporation
                                       3000 Taft Street
                                       Hollywood, Florida 33021
                                       Attention:  Eric Mendelson
                                       Facsimile No.:  (954) 987-8228

         HEICO:                        HEICO Corporation
                                       825 Brickell Bay Drive, Suite 1644
                                       Miami, Florida  33131
                                       Attention:  Victor Mendelson
                                       Facsimile No.:  (305) 374-6742

                                       3000 Taft Street
                                       Hollywood, Florida 33021
                                       Attention:  Thomas Irwin
                                       Facsimile No.:  (954) 987-8228

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with a copy to:                        Greenberg Traurig
                                       1221 Brickell Ave.
                                       Miami, Florida  33131
                                       Attention: Cesar Alvarez
                                       Facsimile No.: (305) 579-0717

         Investor:                     Lufthansa Technik AG
                                       Dept. HAM TV/J
                                       P. O. Box 63 03 00
                                       D-22313 Hamburg, Germany
                                       Attention:  Bernhard Langlotz
                                       Facsimile No.:  (49-40) 5070-4909

         with a copy to:               Baker & McKenzie
                                       Barnett Tower, Suite 1600
                                       701 Brickell Ave.
                                       Miami, Florida  33131
                                       Attention: Noel H. Nation
                                       Facsimile No.: (305) 789-8953

6.4      JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties exclusively in the courts of the State of Florida, County of Dade, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world pursuant to the rules of the court under which the action is filed in Dade County, Florida.

6.5      FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and delivery to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

6.6      WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power,

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or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

6.7      ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

6.8      DISCLOSURE LETTER

         (a) The disclosures in the Disclosure Letter relate to the representations and warranties in any of the Sections of the Agreement.

         (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to the representations or warranties), the statements in the body of this Agreement will control.

6.9      ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other party except that either party may assign any of its rights under this Agreement to any wholly owned subsidiary thereof. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

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6.10     SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.11     SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

6.12     GOVERNING LAW

This Agreement will be governed by the laws of the State of Florida without regard to conflicts of laws principles.

6.13     COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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         IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the date first written above.

Investor:                                     Seller:

By:                                           By:
   ---------------------------                   ----------------------------
Name:                                         Name:
     -------------------------                     --------------------------
Title:                                        Title:
      ------------------------                      -------------------------

By:
   ---------------------------
Name:
     -------------------------
Title:
      ------------------------

HEICO Corporation

By:
   ---------------------------
Name:
     -------------------------
Title:
      ------------------------

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